News Release
For Release October 22, 2014
9:00 AM

Contact: (803) 951- 2265
Joseph G. Sawyer, EVP & Chief Financial Officer or
Robin D. Brown, EVP & Director of Marketing

First Community Corporation Announces Third Quarter Results and Cash Dividend

Highlights

•	Net income increase of 29.2%. Third quarter net income was $1,552,000 ($0.23 per share) as compared to $1,201,000 ($0.18 per share) in the prior quarter.
•	On September 26, 2014, completed the previously announced Purchase and Assumption Agreement of approximately $40.1 million in deposits and $8.7 million in loans in downtown Columbia.
•	Key credit quality metrics were excellent with annualized charge-offs of five basis points and non-performing assets of 1.19%.
•	Cash dividend of $0.06 per common share, which is the 51st consecutive quarter of cash dividends paid to common shareholders
•	Regulatory capital ratios remain strong at 10.33% (Tier 1 Leverage) and 16.61% (Total Capital) along with Tangible Common Equity / Tangible Assets (TCE/TA) ratio of 8.03%

Lexington, SC – October 22, 2014 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the third quarter of 2014. On a linked quarter basis, net income increased 29.2% from $1.201 million in the second quarter of 2014 to $1.552 million in the third quarter of the year. Year-over-year, net income increased 48.4% from $1.046 million in the third quarter of 2013 to $1.552 million in the third quarter of 2014. Diluted earnings per common share were $0.23 for the third quarter of 2014 as compared to $0.18 for the second quarter of 2014 and $0.20 for the third quarter of 2013.

Year-to-date 2014 net income was $3.615 million compared to $3.287 million during the first nine months of 2013. Diluted earnings per share for the first half of 2014 were $0.55, compared to $0.62 during the same time period in 2013. The nine month results for 2014 include merger and acquisition related expenses of $474 thousand. Core net income (excluding securities gains/losses, merger expenses, and loss on early extinguishment of debt) year-to-date in 2014 was $3.930 million compared to $3.303 million during the same time period in 2013. Core diluted earnings per share for the nine month period of 2014 were $0.60 as compared to $0.62 during the same time period in 2013.

Additionally, on September 26, 2014, the company completed the acquisition of $40.1 million in deposits and $8.7 million in loans from First South Bank. The final premium paid was $714 thousand, which represents 1.78% of total deposits. This represents all of the deposits and a portion of the loans at First South’s Columbia banking office, located at 1333 Main Street. These accounts have been transferred to First Community’s new downtown Columbia office, located at 1213 Lady Street, near the corner of Main and Lady Streets. Mike Crapps, President and CEO, commented, “This transaction accelerates the profitability for our new office from the typical two to three year period to being profitable now. This continues a period of real growth for our company, which includes the acquisition of Savannah River Banking Company in Aiken, South Carolina, and Augusta, Georgia; the opening of our first downtown Columbia location; the groundbreaking for our future banking office in Blythewood; and the deposit and loan purchase discussed above. Total assets have increased by 31.2% during 2014 to now reach $830.9 million.”

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the third quarter of 2014. The company will pay a $0.06 per share dividend to holders of the company’s common stock. This dividend is payable November 14, 2014 to shareholders of record as of November 3, 2014. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 51st consecutive quarter.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute. At September 30, 2014, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.33%, 15.78%, and 16.61%, respectively. This compares to the same ratios as of September 30, 2013, of 10.64%, 17.29%, and 18.40%, respectively. Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 9.86%, 15.09%, and 15.92% respectively as of September 30, 2014. Further, the company’s ratio of tangible common equity to tangible assets was 8.03% as of September 30, 2014.

Asset Quality

The asset quality metrics were excellent, led by the non-performing assets ratio decreasing to 1.19% of total assets, as compared to the prior quarter ratio of 1.41%. The nominal level of non-performing assets decreased to $9.904 million from $11.109 million at the end of the prior quarter.

Trouble debt restructurings, that are still accruing interest, declined slightly during the quarter to $551 thousand from $560 thousand. Loans past due 30-89 days were $1.9 million (0.42% of loans) this quarter.

Net loan charge-offs for the quarter were $55 thousand (0.05% annualized ratio) as compared to the 2014 second quarter total of $489 thousand (0.44% annualized ratio). As of September 30, 2014, net charge-offs year-to-date were $758 thousand (0.23% annualized ratio).

The ratio of classified loans plus OREO now stands at 23.35% of total regulatory risk-based capital as of September 30, 2014.

Balance Sheet

(Numbers in millions)

	Quarter	Quarter	Quarter
	Ending	Ending	Ending	3 Month	3 Month
	9/30/14	6/30/14	12/31/13	$ Variance	% Variance
Assets
Investments	$263.9	$250.8	$227.0	$13.1	5.2%
Loans	448.6	444.7	347.6	3.9	0.9%

Liabilities
Total Pure Deposits	$518.7	$496.2	$363.2	$22.5	4.5%
Certificates of Deposit	168.3	143.9	133.9	24.4	17.0%
Total Deposits	$687.0	$640.1	$497.1	$46.9	7.3%

Customer Cash Management	$17.7	$16.4	$18.6	$1.3	7.9%
FHLB Advances	32.3	37.9	43.3	(5.6)	(14.8%)

Total Funding	$736.9	$694.4	$559.0	$42.6	6.1%
Cost of Funds*	0.49%	0.51%	0.60%		(2 bps)
(*including demand deposits)
Cost of Deposits	0.26%	0.28%	0.31%		(2 bps)

Mr. Crapps commented, “With the deposit assumption and loan purchase closing late in the quarter, there was only a minimal impact on the quarter average balance sheet numbers. However, the period-end results do show the outcomes of this transaction; therefore, it is important to examine the changes more closely. We continue to be frustrated by the lack of growth in the loan portfolio, which decreased by $4.8 million on an organic basis in the quarter. Loan production levels were relatively flat quarter-over-quarter, with the headwind of loan payments and payoffs continuing. We have enhanced our loan production efforts with additional tools. Loan production will continue to be an area of focus for us as we aim to increase our loan to asset ratio. Conversely, we are pleased with our success in the growth of our non-CD deposits, which increased on an organic basis by $7.2 million in the quarter. This is the equivalent of an annualized growth rate of 5.8%.”

Revenue

Total revenue has now increased five consecutive quarters as the bank’s diverse revenue model continues to demonstrate strength.

Net Interest Income/Net Interest Margin

The net interest margin, on a non-tax equivalent basis, increased to 3.40% for the third quarter. This represents an increase of eight basis points over the prior quarter and increase of 30 basis points over the third quarter of 2013. The tax equivalent net interest margin increased by similar amounts to be 3.48% for this quarter. This increase resulted in higher net interest income for the third quarter, as compared to the prior quarter.

Non-Interest Income

Non-interest income was $2.3 million for the third quarter, which represents an increase of $401 thousand (21.1%) over the prior quarter. This increase was driven by the mortgage banking line of business and the financial planning/investment advisory line of business. Mortgage loan production in the third quarter increased by 22.9% over the prior quarter to $25.8 million. This increase in production, along with higher yields (3.94% in the third quarter as compared to 3.34% in the second quarter), resulted in revenues increasing 45.0% to $1.016 million. Mr. Crapps commented, “While the third quarter is always helped by some seasonal factors, this year was especially good. While the yield is probably not sustainable, we were pleased with the outcome for this quarter.”

The financial planning/investment advisory unit experienced an increase in revenue of 34.8% in the third quarter, as compared to the prior quarter. Mr. Crapps commented, “While we continue to build recurring revenue in this line of business, there is some variation that is driven by the product mix. Our mission is to provide objective financial advice with the execution of the ultimate financial plan being customized to each individual client. This will inevitably result in products being recommended that are very unique to each client.”

Non-Interest Expense

Non-interest expense increased by $275 thousand (4.80%) on a linked quarter basis to $6.060 million. This increase is primarily the result of an increase in salary and employee benefit costs, driven by mortgage banking commissions, additional human resources applied to our regulatory compliance and audit teams, and adjustments in incentive plan accruals.

First Community Corporation stock trades on the Nasdaq Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank operates fourteen banking offices located in the Midlands, Aiken, and Augusta, Georgia in addition to First Community Financial Consultants, a financial planning/investment advisory division.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	At September 30,		December 31,
	2014	2013	2013

Total Assets	$830,917	$635,927	$633,309
Other short-term investments (1)	43,654	9,958	5,927
Investment Securities	263,924	230,712	227,079
Loans held for sale	3,404	2,529	3,790
Loans	448,556	345,064	347,597
Allowance for Loan Losses	4,156	4,323	4,219
Goodwill	4,390	571	571
Other Intangibles	1,918	32	—
Total Deposits	686,971	508,592	497,071
Securities Sold Under Agreements to Repurchase	17,650	17,076	18,634
Federal Home Loan Bank Advances	32,312	34,330	43,325
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ Equity	72,563	52,862	52,671

Book Value Per Common Share	$10.89	$9.98	$9.93
Tangible Book Value Per Common Share	$9.95	$9.87	$9.83
Tangible Book Value Per Common Share (Excluding AOCI)	$9.86	$10.19	$10.30
Equity to Assets	8.73%	8.31%	8.32%
Tangible common equity to tangible assets	8.03%	8.23%	8.23%
Loan to Deposit Ratio	65.79%	68.34%	70.69%
Allowance for Loan Losses/Loans	0.93%	1.25%	1.21%
Allowance for Loan Losses/Loans plus credit mark	1.33%	1.25%	1.21%

(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits

Regulatory Ratios:
Leverage Ratio	10.33%	10.64%	10.77%
Tier 1 Capital Ratio	15.78%	17.29%	17.60%
Total Capital Ratio	16.61%	18.40%	18.68%
Tier 1 Regulatory Capital	$79,942	$67,192	$68,756
Total Regulatory Capital	$84,098	$71,515	$72,975

Average Balances:

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Average Total Assets	$781,551	$631,158	$767,293	$621,952
Average Loans	445,060	344,544	435,076	342,183
Average Earning Assets	713,890	585,419	701,659	576,917
Average Deposits	638,596	505,935	621,360	493,890
Average Other Borrowings	65,782	67,484	71,953	68,798
Average Shareholders’ Equity	71,724	52,353	68,348	54,004

Asset Quality:

	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2013
Loan Risk Rating by Category (End of Period)
Special Mention	$13,039	$11,274	$13,891	$10,708
Substandard	15,730	15,795	15,358	10,609
Doubtful	—	—	—	—
Pass	419,787	417,601	414,619	326,280
	$448,556	$444,670	$443,868	$347,597

	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2013
Nonperforming Assets:
Non-accrual loans	$6,795	$7,647	7,865	$5,406
Other real estate owned	3,014	3,302	3,147	3,370
Accruing loans past due 90 days or more	95	160	125	1
Total nonperforming assets	$9,904	$11,109	$11,137	$8,777
Accruing trouble debt restructurings	$551	$560	$568	$576

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Loans charged-off	$70	$271	$796	$472
Overdrafts charged-off	11	14	29	24
Loan recoveries	(16)	(36)	(50)	(66)
Overdraft recoveries	(10)	(4)	(17)	(10)
Net Charge-offs	$55	$245	$758	$420
Net Charge-offs to Average Loans	0.01%	0.07%	0.17%	0.13%

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2014	2013	2014	2013	2014	2013	2014	2013
Interest Income	$6,968	$5,474	$6,849	$5,370	$6,403	$5,283	$20,220	$16,127
Interest Expense	872	904	902	947	907	1,004	2,681	2,855
Net Interest Income	6,096	4,570	5,947	4,423	5,496	4,279	17,539	13,272
Provision for Loan Losses	152	129	400	100	150	150	702	379
Net Interest Income After Provision	5,944	4,441	5,547	4,323	5,346	4,129	16,837	12,893
Non-interest Income:
Deposit service charges	400	387	379	367	366	361	1,145	1,115
Mortgage origination fees	1,016	770	702	1,183	619	1,015	2,337	2,968
Investment advisory fees and non-deposit commissions	267	279	198	218	257	198	722	695
Gain (loss) on sale of securities	16	4	78	133	8	15	102	152
Gain (loss) on sale of other assets	10	(23)	(24)	32	12	(2)	(2)	7
Loss on early extinguishment of debt	—	—	(67)	(141)	—	—	(67)	(141)
Other	591	524	633	503	613	496	1,837	1,523
Total non-interest income	2,300	1,941	1,899	2,295	1,875	2,083	6,074	6,319
Non-interest Expense:
Salaries and employee benefits	3,502	2,948	3,272	2,994	3,424	2,992	10,198	8,934
Occupancy	489	343	465	334	413	346	1,367	1,023
Equipment	414	310	375	314	339	283	1,128	907
Marketing and public relations	218	106	212	112	161	93	591	311
FDIC assessment	138	108	131	102	124	99	393	309
Other real estate expense	105	189	117	115	138	112	360	395
Amortization of intangibles	64	32	63	45	42	51	169	128
Merger and acquisition expenses	39	33	15	—	420	—	474	33
Other	1,091	888	1,135	939	965	831	3,191	2,679
Total non-interest expense	6,060	4,957	5,785	4,955	6,026	4,807	17,871	14,719
Income before taxes	2,184	1,425	1,661	1,663	1,195	1,405	5,040	4,493
Income tax expense	632	379	460	460	333	367	1,425	1,206
Net Income	$1,552	$1,046	$1,201	$1,203	$862	$1,038	$3,615	$3,287

Per share data:
Net income, basic	$0.23	$0.20	$0.18	$0.23	$0.14	$0.20	$0.56	$0.62
Net income, diluted	$0.23	$0.20	$0.18	$0.23	$0.14	$0.20	$0.55	$0.62

Average number of shares outstanding - basic	6,658,679	5,294,736	6,654,359	5,292,828	6,168,949	5,255,525	6,495,490	5,280,840
Average number of shares outstanding - diluted	6,726,849	5,307,500	6,719,110	5,311,194	6,228,512	5,292,000	6,564,646	5,321,577
Shares outstanding period end	6,660,466	5,296,288	6,656,139	5,293,116	6,652,189	5,290,452	6,660,466	5,296,288
Return on average assets	0.79%	0.66%	0.61%	0.77%	0.48%	0.69%	0.63%	0.71%
Return on average common equity	8.61%	7.93%	6.88%	8.75%	5.49%	7.72%	7.07%	8.14%
Return on average common tangible equity	9.32%	8.02%	7.54%	8.88%	5.89%	7.82%	7.66%	8.24%
Net Interest Margin (non taxable equivalent)	3.40%	3.10%	3.32%	3.03%	3.32%	3.09%	3.34%	3.08%
Net Interest Margin (taxable equivalent)	3.48%	3.18%	3.38%	3.11%	3.40%	3.15%	3.42%	3.15%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three months ended September 30, 2014			Three months ended September 30, 2013
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$445,060	$5,615	5.02%	$344,544	$4,379	5.04%
Securities:	251,893	1,326	2.09%	225,922	1,078	1.89%
Federal funds sold and securities purchased	16,937	27	0.63%	14,953	17	0.45%
Total earning assets	713,890	6,968	3.88%	585,419	5,474	3.71%
Cash and due from banks	10,398			8,781
Premises and equipment	29,046			17,193
Other assets	32,316			24,186
Allowance for loan losses	(4,099)			(4,421)
Total assets	$781,551			$631,158

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$133,554	$43	0.13%	$104,146	$27	0.10%
Money market accounts	147,916	88	0.24%	80,839	48	0.24%
Savings deposits	52,346	15	0.11%	48,490	14	0.11%
Time deposits	170,889	269	0.63%	167,516	336	0.80%
Other borrowings	65,782	457	2.76%	67,484	479	2.81%
Total interest-bearing liabilities	570,487	872	0.61%	468,475	904	0.77%
Demand deposits	133,891			104,944
Other liabilities	5,449			5,386
Shareholders’ equity	71,724			52,353
Total liabilities and shareholders’ equity	$781,551			$631,158

Cost of funds, including demand deposits			0.49%			0.63%
Net interest spread			3.27%			2.94%
Net interest income/margin		$6,096	3.40%		$4,570	3.10%
Net interest income/margin FTE basis		$6,243	3.48%		$4,697	3.18%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Nine months ended September 30, 2014			Nine months ended September 30, 2013
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$435,076	$16,277	5.00%	$342,183	$13,202	5.16%
Securities:	249,573	3,869	2.07%	220,712	2,876	1.74%
Federal funds sold and securities purchased under agreements to resell	17,010	74	0.58%	14,022	49	0.47%
Total earning assets	701,659	20,220	3.85%	576,917	16,127	3.74%
Cash and due from banks	10,279			8,641
Premises and equipment	27,586			17,215
Other assets	31,887			23,716
Allowance for loan losses	(4,118)			(4,537)
Total assets	$767,293			$621,952
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$131,185	127	0.13%	$100,377	85	0.11%
Money market accounts	136,854	239	0.23%	72,634	127	0.23%
Savings deposits	51,053	44	0.12%	45,833	38	0.11%
Time deposits	173,317	862	0.66%	174,450	1,145	0.88%
Other borrowings	71,953	1,409	2.62%	68,798	1,460	2.84%
Total interest-bearing liabilities	564,362	2,681	0.63%	462,092	2,855	0.83%
Demand deposits	128,951			100,596
Other liabilities	5,632			5,260
Shareholders’ equity	68,348			54,004
Total liabilities and shareholders’ equity	$767,293			$621,952

Cost of funds, including demand deposits			0.52%			0.68%
Net interest spread			3.21%			2.91%
Net interest income/margin		$17,539	3.34%		$13,272	3.08%
Net interest income/margin FTE basis		$17,942	3.42%		$13,601	3.15%